EXHIBIT 99.1

Network CN Inc. Announces Media Project in Shanghai’s
Out-Of-Home Advertising Sector

New York, November 27, 2006 (PR NEWSWIRE) – Network CN Inc. (OTC Bulletin Board: NWCN), a Chinese travel and media network company headquartered in Hong Kong, today announced a business agreement with Guiding Media Advertising Limited, a company incorporated in China, to manage and operate approximately 120 LED outdoor advertising panels in the Changning district of Shanghai, China (“the Project”).  Through the terms of the business agreement, Network CN and Guiding Media Advertising may operate the network of outdoor panels for a 20-year period.  Network CN expects to market advertising space to high-end brand names wishing to reach Shanghai’s growing group of consumers.

Godfrey Hui, Chief Executive Officer of Network CN stated, “We are delighted to announce our formal entrance into China’s dynamic advertising sector and the out-of-home sector in particular.  According to recent BOCI research, the advertising market in China grew 15% in 2005 and is expected to grow more than 19% per year through 2008.”

Hui continued, “In tandem with Guiding Media’s established group of advertising and media professionals, we will provide an efficient, cost-effective and sophisticated medium for advertisers to reach Shanghai’s increasingly affluent demographic.  In fact, the average household income in the Changning district ranks at the top of the nineteen districts in Shanghai, and we believe this creates a compelling opportunity for high-end advertisers.”

Network CN obtained ownership of 60% of the Project for an initial payment of $3.0 million, and is entitled at all times to the remaining 40% of the Project upon payment of an additional $3.0 million.  The Company expects to commence beta testing of a portion of the LED network by the close of the first quarter of 2007.

Guiding Media obtained the 20-year contract to operate the Project from Yukang Advertising Company Limited, a state-owned company incorporated in China pursuant to a September 2006 cooperation agreement.  Guiding Media, with funding from Network CN, agreed to pay certain of Yukang’s expenses, as well as annual licensing fees in exchange for the rights to the Project.  As a state-owned company, Yukang provides no guarantee that it has obtained all relevant governmental approvals for the Project in the PRC.  For details of the agreements, please refer to the Company’s Form 8-K filing with the Securities and Exchange Commission.

“While today’s announcement is merely our first step into China’s vast advertising sector, we plan to expand over time the coverage of our LED display panels to other high income, heavy traffic districts in Shanghai as well as to other key cities in the People’s Republic of China,” Hui added.  “The Company’s near-term focus is on further developing its Media Network to capitalize on China’s fast growing advertising market.”

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc.’s vision is to build a nationwide network in China to service the needs of its customers.  To achieve its vision, the Company has set out to build and run a Hotel Network, a Media Network and an e-Network.  A Hotel Network has already been established.  As of September 30, 2006, the Company had eleven hotels and roughly 2,350 hotel rooms under management.  In addition, the Companyis actively pursuing the development of a Media Network and an e-Network via the Internet and mobile communications.

This press release includes statements that may constitute "forward-looking" statements, usually containing the word "believe," "estimate," "project," "expect," "plan," "anticipate" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors and changes in regulatory environments.  These and other risks relating to Network CN Inc. business are set forth in the Company’s Annual Report on  Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

CONTACT
Network CN Inc. Investor Relations: 203-682-8200